151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: Kim A. Keck 860-273-1327 keckka@aetna.com

News Release __________________________________________________________

AETNA STATEMENT REGARDING CMS ACTIONS

HARTFORD, Conn., April 9, 2010 – Aetna (NYSE:AET) announced today that the Centers for Medicare & Medicaid Services (CMS) notified the company of its intent to impose intermediate sanctions suspending the enrollment of and marketing to new members of all Aetna Medicare Advantage and Standalone Prescription Drug Plan Contracts, effective April 21, 2010.  The sanctions relate to compliance with certain Medicare Part D requirements, primarily those relating to changes in the drugs covered by certain plans from 2009 to 2010.

The suspension does not affect current Aetna Medicare enrollees.  Aetna is cooperating fully with CMS on its review, and is working to resolve the issues CMS has raised as soon as possible.

“Compliance problems are unacceptable to Aetna; the issues raised to us by CMS have our utmost attention,” said Aetna President Mark T. Bertolini.  “Aetna takes our obligations to our Medicare beneficiaries seriously, and our priority is to help ensure they have access to high-quality care, excellent service and needed medications.  We are working with CMS to resolve these matters, and we also will be doing proactive outreach to impacted members to resolve these issues.”

About Aetna
Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 36.1 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release, including the timing of resolution of issues raised by the Centers for Medicare & Medicaid Services (“CMS”), is forward-looking. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including the implementation of health care reform legislation; adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of or rate of increase in the unemployment rate); adverse changes in federal or state government policies or regulations as a result of health care reform or otherwise (including legislative measures that would affect our business model and/or limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing and other proposals, such as mandated minimum medical benefit ratios or eliminate or reduce ERISA pre-emption of state laws, that would increase potential litigation exposure or mandate coverage of certain health benefits); our ability to differentiate our products and solutions from those offered by our competitors, and demonstrate that our products lead to access to better quality of care by our members; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of the H1N1 flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers, and increased pharmacy costs); failure to achieve desired rate increases and/or profitable membership growth due to the slowing economy, regulatory restrictions and/or significant competition, especially in key geographic markets where membership is concentrated; adverse changes in size, product mix or medical cost experience of membership; adverse pricing or funding actions by federal or state government payors; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the ability to successfully integrate our businesses (including acquired businesses) and implement multiple strategic and operational initiatives simultaneously; managing CEO succession and retention of key executive talent; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the outcome of various litigation and regulatory matters, including the CMS review and sanctions, litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers; reputational issues arising from data security breaches or other means; the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; and a downgrade in our financial ratings. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2009 Annual Report on Form 10-K (the "2009 Annual Report") on file with the Securities and Exchange Commission ("SEC"). You also should read the 2009 Annual Report for a discussion of Aetna's historical results of operations and financial condition.

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